Exhibit 10.2
SUMMARY OF EXECUTIVE CHAIRPERSON COMPENSATION ARRANGEMENT

Mr. Rosenblatt will serve as Executive Chairperson from January 1, 2027 until the earlier of his death, resignation, removal, or incapacity. As Executive Chairperson, Mr. Rosenblatt will no longer be eligible to receive any base salary and will no longer be eligible to receive an annual bonus. Subject to approval by the Board following the effective date of his appointment as Executive Chairperson, Mr. Rosenblatt will receive an equity grant of 80,000 RSUs. The grant will vest in equal quarterly installments over one year, with vesting commencing on June 8, 2027, subject to his continued service through each applicable vesting date and the terms of the 1stDibs, Inc. 2021 Stock Incentive Plan (as amended from time to time) and the applicable award agreement. Mr. Rosenblatt will continue to be eligible to participate in the Company’s employee benefit plans, and he will continue to be eligible for the Company’s Executive Severance Plan. Notwithstanding anything to the contrary contained herein or otherwise, Mr. Rosenblatt will not be eligible for the Company's Non-Employee Director Compensation Policy.

This compensation arrangement supersedes in its entirety Mr. Rosenblatt’s current offer letter regarding his employment as CEO.